UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2026

EIGHTCO HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Texas	001-41033	87-2755739
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Larry Holmes Drive Suite 313 Easton, PA	18042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 765-8933

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	ORBS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 10, 2026, Daniel Ives notified the Board of Directors (the “Board”) of Eightco Holdings Inc. (the “Company”) of his resignation from the Board, including his position as Chairman of the Board (“Chairman”), effective the same day. Mr. Ives’ resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. The Company thanks Mr. Ives for his service and leadership to the Board. Upon Mr. Ives stepping down, the Board appointed Kevin O’Donnell, the Company’s Chief Executive Officer and director, to serve as Chairman of the Board, effective immediately.

On March 10, 2026, the Board appointed Thomas Lee to serve as an independent director of the Company, effective immediately, to fill the vacancy created by Mr. Ives’ resignation. Mr. Lee will serve on the Company’s Corporate Governance and Nominating Committee. Mr. Lee will serve as an independent director until the Company’s next annual meeting of stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.

Mr. Lee, age 56, is a Managing Partner and co-founder of Fundstrat (“Fundstrat”) Global Advisors, a research advisory firm he co-founded in 2014. Mr. Lee currently serves as Head of Research and Chief Investment Officer at Fundstrat and as Chief Investment Officer and Portfolio Manager at Fundstrat Capital, an affiliate of Fundstrat. He also serves as Executive Chairman of Bitmine Immersion Technologies, Inc (Ticker: BMNR). Mr. Lee has served as Chief Executive Officer and a Director of FutureCrest Acquisition Corp. since June 2025. Prior to founding Fundstrat, Mr. Lee served as Chief Equity Strategist at J.P. Morgan Chase & Co. from 1999 to 2014. Earlier in his career, Mr. Lee worked as a telecommunications equity research analyst and small-cap equity strategist at firms including Kidder, Peabody, and Salomon Smith Barney. In 2024, Mr. Lee launched Fundstrat Capital, which manages the Fundstrat Granny Shots US Large Cap ETF (Ticker: GRNY), an actively managed large-cap equity fund. Mr. Lee earned his BSE in Economics with dual concentrations in Finance and Accounting from the University of Pennsylvania’s Wharton School and is a CFA Charterholder.

There are no arrangements or understandings between Mr. Lee and any other persons pursuant to which he was appointed as a director of the Company. There are no family relationships between Mr. Lee and any other director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Item 7.01 Regulation FD Disclosure.

On March 12, 2026, the Company issued a press release (the “Press Release”) announcing strategic investments in OpenAI Group PBC and Beast Industries Co., as well as $125 million in investment commitments the Company has received from ARK Investment Management LLC, Bitmine Immersion Technologies, Inc., and Payward Services Limited d/b/a Kraken. A copy of the Press Release is attached as Exhibit 99.1 and is incorporated herein by reference.

The information under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

On March 6, 2026, the Company made a strategic investment of approximately $52.5 million (inclusive of commissions and related expenses) to acquire beneficial ownership interests in the outstanding equity securities of OpenAI Group PBC. OpenAI is a global leader in artificial intelligence that develops advanced AI systems and platforms—including models like ChatGPT—to power applications across research, software, and real-world products. The Company’s indirect economic interests in OpenAI are held through an indirect wholly-owned subsidiary of the Company.

On March 10, 2026, the Company made a strategic investment of approximately $25.0 million in shares of Beast Industries Co., $7.0 million of which is committed capital that may be funded within sixty days in exchange for additional stock. Beast Industries is a diversified entertainment, consumer products, and consumer packaged goods company that operates a global digital content and distribution platform. The Company made the investment through its wholly-owned subsidiary, ORB Subsidiary One LLC.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated March 12, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 12, 2026

EIGHTCO HOLDINGS INC.

/s/ Kevin O’Donnell
Kevin O’Donnell
Chief Executive Officer